Exhibit 99.1

Wednesday, October 8, 2008

Company Press Release
SOURCE:  Solterra Renewable Technologies, Inc.
Hague Corporation/Solterra Renewable Technologies, Inc.
Office : (954) 384-1487
info@solterrasolarcells.com
www.solterrasolarcells.com

Solterra Concludes Worldwide Exclusive License with Rice University

Technology to Enable Low Cost Large-Scale Manufacture of More Efficient, Cheaper Solar Panels

Scottsdale, AZ- October 8, 2008 - Hague Corp  (OTCBB: HGUE), a resource exploration company, is pleased to announce that Solterra Renewable Technologies, Inc. (“Solterra”) has concluded the worldwide exclusive license with the William Marsh Rice University for intellectual property which includes the “Synthesis of Uniform Nanoparticle Shapes with High Selectivity”. The licensing agreement field of use broadly covers the manufacture and sale of photovoltaic cells and the manufacture and sales of quantum dots for electronic and medical applications.

Rice University’s breakthrough discovery has been the highlight of numerous scientific journal articles and has gained the attention of mainstream news media. This new chemical method for making low cost, four-legged cadmium selenide quantum dots, which previous research has shown to be particularly effective at converting sunlight into electrical energy, knocks down a major barrier in developing quantum-dot-based photovoltaics as an alternative to the conventional, more expensive silicon-based solar cells.

“The lack of low cost, high-quality tetrapods of the cadmium selenide kind has been a major roadblock in developing tetrapod-based solar cell devices. With this breakthrough technology that is no longer the case,” said Stephen B. Squires, CEO and President of Solterra Renewable Technologies, Inc.  Squires continued with, ”We believe that we are now positioned to revolutionize the solar panel industry in offering the most cost effective and efficient panels ever produced at a time that they are more in demand than ever before.”

The Rice process produces same-sized particles, in which more than 90 percent are tetrapods; previously even in the best recipe less than 50 percent of the prepared particles were tetrapods. Furthermore, the Rice process uses much cheaper raw materials and fewer purification steps reducing the production cost by 80% or more. A positively charged molecule called cetyltrimethylammonium bromide provides this drastic improvement in tetrapod manufacture.  This compound, found in some shampoos, also happens to be 100 times cheaper than alkylphosphonic acids and is far safer, further simplifying the manufacturing process.

In addition to photovoltaic applications low cost high quality quantum dots are widely thought to be the enabling  factor for a variety of other emerging technologies including high performance  QD based lasers, color displays, solid state lighting,  bioimaging , quantum computers and solar/hydrogen generation.

Solterra is scheduled to begin scale up of this revolutionary technology in early November 2008 with commercial production anticipated to begin in the second half of 2009.

About Solterra Renewable Technologies, Incorporated

Solterra is singularly positioned to lead the development of truly sustainable and cost-effective solar technology as the first company to introduce a new dimension of cost reduction by replacing silicon wafer-based solar cells with low-cost, highly efficient Quantum Dot-based solar cells.

About Hague Corporation

Hague engages in the acquisition and exploration of mineral properties in the United States. The company holds interest in the Get property, which consists of 4 contiguous mineral claims covering an area of 82.64 acres and is located in Esmeralda County, Nevada. The Company is interested in developing alternative energy sources to meet the growing demand for cleaner renewable resources.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: The statements in this release relating to completion of the acquisition and the positive direction are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some or all of the results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include, but are not limited to, contractual difficulties which may arise, the failure to obtain necessary approvals, the future market price of Hague Corp. common stock and/or the ability to obtain the necessary financing.

Contact:

Solterra Renewable Technologies Inc.
14220 East Cavedale Road
Scottsdale, Arizona 85262
Phone:   954-348-1478
Email:    Info@SolterraSolarCells.com

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